PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ATLANTA CREEKSIDE GARDENS ASSOCIATES, LLC,

AS SELLER

AND

GRUBB & ELLIS REALTY INVESTORS, LLC,

AS PURCHASER
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2.6 Service Contracts. 6

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of      , 2008 by and between ATLANTA CREEKSIDE GARDENS ASSOCIATES, LLC, a Delaware limited liability company (the “Seller”), and GRUBB & ELLIS REALTY INVESTORS, LLC, a Virginia limited liability company, or its permitted assignee (“Purchaser”).

RECITALS:

A. Seller is the owner of the Property (as defined below).

B. Upon the satisfaction of, and subject to, the terms and conditions set forth in this Agreement, Seller has agreed to sell the Property to Purchaser, and Purchaser has agreed to purchase the Property from Seller.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as set forth below.

1.	PURCHASE AND SALE OF THE PROPERTY.

Subject to and in accordance with the terms and conditions contained in this Agreement, Seller agrees to sell, assign, convey, and transfer to Purchaser in the manner herein provided all of Seller’s right, title and interest in and to the following real, personal and other property (collectively referred to herein as the “Property”), and Purchaser hereby agrees to purchase and accept the Property:

1.1 Land. Subject to general and special real estate taxes and assessments not yet due and payable, and the Permitted Exceptions (as defined below), fee simple title to that certain real property located in Atlanta, Georgia, all as more particularly described on Schedule 1.1 (collectively, the “Land”).

1.2 Improvements. All fixtures, buildings, and improvements owned by Seller located on the Land and commonly known as the Creekside Crossing Apartments (the “Improvements”).

1.3 Personalty. Except for the excluded personalty listed on Schedule 1.3, and except for the Excluded Software and Licenses, as defined below, all equipment, appliances and personal property owned by Seller which is located on or in the Land or the Improvements, as more particularly described on Schedule 1.3A (collectively, the “Personalty”). The Personalty and the Property also shall not include any software programs or other electronic media or services that are the subject of licenses or other agreements that are personal to Seller or Seller’s property manager, such as and including, any server, router, Netware programs and licenses, Timberline programs and licenses, WinZip programs and licenses, UUNET programs and licenses, and all similar or related property and/or rights (collectively, the “Excluded Software and Licenses”); provided that the Personalty will include, and the Excluded Software and Licenses does not include, the software necessary to operate the Property systems, such as the elevators, HVAC systems, and domestic water systems.

1.4 Appurtenances. All rights, privileges and easements appurtenant to the Land, all water, wastewater and other utility rights relating to the Land, all rights in streets, alleys and rights of way adjacent to the Land, and any and all easements, rights-of-way and other appurtenances used in connection with the beneficial use and enjoyment of the Land, in each case to the extent assignable (collectively, the “Appurtenances”).

1.5 Leases. All leases, subleases, licenses, concessions, and other forms of agreement, granting to any party or parties the right of use or occupancy of any portion of the Land and/or Improvements, and all renewals, modifications, amendments, guarantees, and other agreements affecting the same to the extent shown on Schedule 8.2.5, together with any security deposits except to the extent same are treated as a credit against the Purchase Price (as defined below) at Closing (as defined below) pursuant to Section 4.3 (collectively, the “Leases”).

1.6 Intangible Property. All of the interest of Seller in any intangible property now or hereafter owned by Seller and used or designed for use in connection with the Land, Improvements and/or Personalty, and any contract or lease rights, licenses, permits, certificates of occupancy, franchises, agreements, utility contracts, unexpired claims, warranties, guaranties and sureties belonging to Seller, or other rights relating to the ownership, development, construction, design, use and operation of the Land and/or Improvements, in each case to the extent assignable without obtaining the consent of any third party, as more particularly described on Schedule 1.6 (collectively, the “Intangible Property”).

1.7 Service Contracts. Subject to Section 4.5, all contracts and agreements relating to the operation and maintenance of the Property, as identified on Schedule 8.2.6 (collectively, “Service Contracts”) that Purchaser elects, or is deemed to have elected, to assume pursuant to Section 2.6.

2.	INDEPENDENT CONSIDERATION; EARNEST MONEY; AND INSPECTIONS.

2.1 Independent Consideration. Purchaser has delivered to Seller the sum of TEN DOLLARS ($10.00) (the “Independent Consideration”), the receipt of which is hereby acknowledged, in consideration for Seller’s entering into this Agreement to the exclusion of potential other purchasers and granting Purchaser the rights to inspect and evaluate the Property during the Contingency Period (as defined below). The Independent Consideration is not refundable to Purchaser under any circumstances, but will be applied to the Purchase Price if Closing occurs.

2.2 Earnest Money. On the first business day after the Execution Date, Purchaser shall deliver a deposit to LandAmerica American Title Company, 2505 N. Plano Road, Suite 3100, Richardson, Texas 75082, Attention: Debby Moore, Telephone: (214) 570-0200, extension 103 (sometimes referred to herein as “Escrow Agent” and sometimes referred to herein as the “Title Company”), by wire transfer in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (together with any interest earned thereon as provided hereunder, the “Earnest Money”). The Earnest Money shall be non-refundable and shall be paid to Seller if Purchaser terminates this Agreement after the end of the Contingency Period for any reason whatsoever other than as specifically set forth in Sections 5.2, 11.2 or 12.2. Escrow Agent shall retain possession of the Earnest Money until delivery or return thereof is permitted or required under this Agreement. The Earnest Money shall be deposited in an interest-bearing account with the interest thereon to be disbursed with the Earnest Money in accordance with the provisions hereof. If the purchase and sale shall close pursuant to this Agreement, the Earnest Money shall be credited against the Purchase Price at Closing. If the purchase and sale shall not close pursuant to this Agreement, the Earnest Money shall be disbursed to the party entitled thereto in accordance with the provisions hereof. The Ecrow Agent shall sign this Agreement as evidence that the Title Company agrees to be bound by the obligations contained herein with respect to the Earnest Money.

2.3 Inspections; Indemnity Insurance.

2.3.1 Inspections. Purchaser and its employees and agents shall have the right and permission from and after the Execution Date through Closing to enter upon the Property or any part thereof at all reasonable times upon at least one (1) business day’s advance notice by Purchaser to Seller, in a manner not to unreasonably disturb the tenants and other occupants of the Property (collectively, the “Tenants”) nor materially damage or injure the Property, to inspect all aspects of the Property, at Purchaser’s sole risk, cost and expense, and to make such physical inspections, studies and tests of the Property which Purchaser deems necessary or advisable in its sole discretion. Seller shall have the right to have its representative present at any such inspections. The inspections, studies and tests permitted under this Section 2.3.1 shall include the right to examine the books and records of Seller with respect to the Property (including, without limitation, all environmental assessment reports, building evaluations, financial data and other investigations and materials pertaining to the Property as are in the possession or control of the Seller), and make copies thereof, at Purchaser’s sole cost and expense. Nothing in the preceding sentence shall require Seller to make available any communications to investors or other internal confidential information which is not the subject of customary and reasonable due diligence investigation. Within three (3) business days following the Execution Date, Seller shall deliver to Purchaser copies of those documents listed on Schedule 2.3.1. Any entry by Purchaser also shall be in compliance with the terms of the Leases. Any testing that requires a physical or other intrusive invasion of the Land or Improvements shall require Seller’s consent (it being agreed that the standard testing and gathering of samples for a customary Phase I environmental study shall be permitted without Seller’s consent), which consent shall not be unreasonably withheld or delayed. Except to the extent such disclosure is required or permitted pursuant to Section 14.10, Purchaser agrees that it will not disclose to any third party not approved by Seller the results of its inspections or tests. Unless legally required to report a condition that is revealed by its inspections, Purchaser shall not contact any governmental authority without first obtaining the prior written consent of Seller thereto and Seller, at Seller’s election, shall be entitled to have a representative on any telephone call or other contact made by Purchaser to a governmental authority and to be present at any meeting between Purchaser and a governmental authority. The foregoing shall not, however, prevent Purchaser from contacting governmental authorities to request zoning and code compliance letters, property tax information, utility expenses or other customary due diligence and shall not prohibit Purchaser from reviewing or requesting copies of public files relating to the Property. Any notice which Purchaser is required to give under this Section 2.3.1 may be given verbally to Kelly Seabold at (757) 961-2062.

2.3.2 Indemnity. Purchaser shall INDEMNIFY AND HOLD HARMLESS Seller, its members, managers, principals, employees and agents from all claims and liability arising due to any activities of Purchaser or its authorized representatives on the Property in connection with such inspections, studies and tests (but excluding any such matters arising in connection with the negligence or willful misconduct of Seller or its agents or employees), and Purchaser shall restore any portion of the Land or Improvements disturbed by any such inspections, studies and tests by Purchaser or its authorized representatives to substantially the condition existing immediately prior to such inspection, study or test. The foregoing indemnification obligation of Purchaser shall survive Closing or any termination of this Agreement.

2.3.3 Insurance. Without limiting the generality of the foregoing indemnity, Purchaser shall maintain or cause its contractors to maintain commercial general liability insurance in amounts not less than $1,000,000.00 per occurrence during all periods when Purchaser is conducting inspections of the Property.

2.4 Title; Survey.

2.4.1 Condition of Title. Except to the extent the following matters are objected to by Purchaser and cured by Seller, or waived by Purchaser, all as permitted by and in accordance with Section 2.4.2 and Section 2.4.3 of this Agreement, title to the Land and the Improvements shall be conveyed to Purchaser by the Deed (as defined below) subject to the following:

(a) a lien to secure payment of general and special real estate taxes and assessments for the Property, not due and payable for the current assessment period based on the fiscal year used by the taxing authorities;

(b) matters affecting the condition of title created by or with the written consent of Purchaser in accordance with the terms and conditions of this Agreement;

(c) title exceptions (“Existing Title Exceptions”) in Seller’s existing title insurance commitment or policy (the “Title Commitment”), a copy of which will be delivered to Purchaser as required herein, and such additional exceptions as are disclosed by the “Updated Title Commitment” described below;

(d) all matters shown on Seller’s existing survey of the Land, the Improvements and the Appurtenances (the “Survey”), a copy of which will be delivered to Purchaser as required herein (“Existing Survey Matters”), together with any additional matters as are disclosed by the “Updated Survey” described below;

(e) all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relative to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property to the extent the same are not currently violated or would cause a reversion or forfeiture of title; and

(f) the rights of Tenants, as tenants only, under the Leases.

2.4.2 Title/Survey Review Period. Purchaser shall have until 5:00 p.m. (EDT) on June 17, 2008 (the “Title/Survey Review Period”) to obtain an update to the Title Commitment (the “Updated Title Commitment”) for, and an update to the Survey (the “Updated Survey”) of, the Land, the Improvements and the Appurtenances and to make written objection to Seller due to any exceptions, defects or conditions shown on the Title Commitment, Updated Title Commitment, Survey, and/or the Updated Survey (collectively, “Purchaser’s Objections”). Seller shall, within three (3) business days after Purchaser’s notice to Seller of Purchaser’s Objections, notify Purchaser in writing that: (a) Seller will cure all or certain of Purchaser’s Objections as of or prior to Closing, or (b) Seller will not cure all or certain of Purchaser’s Objections. Seller shall have the right, but not the obligation, to cure Purchaser’s Objections. If Seller fails to deliver the foregoing notice with respect to all or any of Purchaser’s Objections, Seller shall be deemed to have elected option (b) above with respect to any such Purchaser’s Objections. If Seller elects, or is deemed to have elected, not to cure any or all of Purchaser’s Objections, Purchaser may, as Purchaser’s sole and exclusive remedy, (x) waive said Purchaser’s Objections or (y) only by written notice to Seller given on or prior to the expiration of three (3) business days after the expiration of Seller’s response period described above, terminate this Agreement. If this Agreement is terminated pursuant to the preceding sentence, then the Earnest Money shall be returned to Purchaser. Failure by Purchaser to terminate this Agreement by notice to Seller on or before the last date of the Title/Survey Review Period shall be deemed a waiver by Purchaser of any Purchaser’s Objections previously raised and which Seller elected (or is deemed to have elected) not to cure. All Existing Title Exceptions, all Existing Survey Matters and all items shown on the Updated Title Commitment and/or the Updated Survey not objected to by Purchaser by notice to Seller or waived or deemed waived by Purchaser shall be deemed to be “Permitted Exceptions.”

2.4.3 Curable Matters. Notwithstanding anything in this Section 2.4 to the contrary, Seller shall be obligated to cure and/or satisfy to the reasonable satisfaction of Purchaser (a) any mortgage liens, mechanic’s liens, and/or judgment liens, and (b) any other consensual liens or encumbrances agreed to or permitted by Seller after the Execution Date without Purchaser’s consent (collectively, the “Curable Matters”), which consent may be withheld by Purchaser in its sole discretion.

2.5 Contingency Period. The Contingency Period shall commence on May 19, 2008 and shall end at 5:00 p.m. (EDT) on June 17, 2008 (the “Contingency Period”). Purchaser, at its election and in its sole discretion, may terminate this Agreement for any reason or no reason by giving written notice thereof to Seller at any time before the expiration of the Contingency Period. Purchaser shall endeavor to simultaneously deliver a copy of any such notice to Escrow Agent; provided, however, that the delivery of any such notice to Escrow Agent shall not affect the validity or timing of any such notice to Seller. If Purchaser timely terminates this Agreement under this Section 2.5, then the Earnest Money shall be paid to Purchaser and neither party shall have any further rights or obligations hereunder unless otherwise specifically stated. If Purchaser fails to terminate this Agreement as provided in this Section 2.5, Purchaser shall have no further right to terminate this Agreement, except as specifically provided elsewhere in this Agreement, and the Earnest Money shall be non-refundable to Purchaser, except as specifically provided elsewhere in this Agreement.

2.6 2.6 Service Contracts. Purchaser shall assume at Closing those Service Contracts which it elects to assume by written notice given to Seller before the end of the Contingency Period; provided, however, that Purchaser must assume at Closing any Service Contract which is not terminable except upon the payment of a fee to the vendor. During the pendency of this Agreement, Seller may enter into new Service Contracts and amend or terminate Service Contracts, as follows: (a) until the date which is three (3) business days prior to the expiration of the Contingency Period, Seller may, without Purchaser’s consent, enter into Service Contracts in the ordinary course of Seller’s business and consistent with Seller’s past practices, provided that Seller provides Purchaser with written notice and a copy of same, and if any such new Service Contract is not terminable upon thirty (30) days notice or less, Purchaser shall be deemed to have consented to any such proposed new Service Contract if it neither approves nor rejects same within three (3) business days of receipt of Seller’s notice; and (b) thereafter, Seller will not enter into any Service Contracts that will be an obligation affecting the Property subsequent to the Closing (except for those Service Contracts entered into in the ordinary course of business that are terminable without cause on not more than thirty (30) days’ notice and without cost or penalty to Purchaser) without the prior consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

3.	PURCHASE PRICE.

The “Purchase Price” for the Property shall be TWENTY-FIVE MILLION FOUR HUNDRED THOUSAND DOLLARS ($25,400,000.00), payable pursuant to the terms and conditions contained in this Agreement, but subject to prorations as provided below.

4.	PRORATIONS.

The following items shall be prorated as of the Closing Date and such prorations shall be reflected on the settlement statements prepared by Escrow Agent on the Closing Date and shall serve to adjust the Purchase Price. Such prorations shall be made on the basis of a 365-day year, as of 11:59 p.m. on the day preceding the Closing Date.

4.1 Revenues. All rentals, receipts and other revenues from the Property which have been actually received by Seller prior to Closing and which are allocable to the period from and after the Closing Date shall be credited to Purchaser. Purchaser shall use reasonable efforts (as further described below) to collect all rentals, receipts and other revenues of any kind whatsoever (collectively, “Revenues”) from the Property which are delinquent or due on or after the Closing Date and Seller shall have the right to take any action to collect any such Revenues from any Tenant, provided that Seller may not evict any Tenant. All Revenues from the Property collected by Purchaser after Closing shall be credited first to all obligations which have accrued to Purchaser from and after the Closing Date, remitting the balance due to Seller for the period through the Closing Date, if any, to Seller. All Revenues from the Property received by Seller after the Closing shall also be credited as aforesaid. Purchaser will endeavor, for a period of one hundred fifty (150) days following the Closing Date, to collect any rents applicable to the period of time prior to Closing, but in no event shall Purchaser be obligated to bring any suit against any Tenant or exercise any of its rights or remedies under any Lease in order to collect any such rents.

4.2 Property Taxes. All real estate taxes and assessments which are assessed against the Property in the fiscal year used by the applicable taxing authorities in which the Closing occurs. If, at Closing, the Property or any part thereof is affected by a special assessment which is payable in installments of which the first installment is then a charge or lien, or has been paid, or special assessments which are imposed on the Property annually on a reoccurring basis, such assessments shall be apportioned pro rata between Seller and Purchaser on a per diem basis as of the Closing Date.

4.3 Security Deposits. All security and other deposits under the Leases, if any, and not applied pursuant to the terms of any of the Leases, including any accrued interest thereon but excluding such interest if such interest is not required to be remitted to Tenants pursuant to their respective Leases, shall be credited to Purchaser, and Seller and Purchaser shall deliver a notice signed by Seller and Purchaser to such Tenants advising them that: (a) Purchaser has purchased the Property, and (b) the amount of the security deposit received by the Purchaser, if any, is the responsibility of Purchaser.

4.4 Utility Charges. Final meter readings on all utilities charged to the Property shall be made as of the day preceding the Closing Date. Seller shall use reasonable efforts to arrange for, and shall pay for final billings of utilities to the day preceding the Closing Date, and Purchaser shall be responsible for utilities used on or after the Closing Date. Any prepaid water, sewer, and other utility charges allocable to the period from and after the Closing Date shall be credited to Seller. Seller and Purchaser shall deliver written notices to the applicable utility companies notifying them of the change in ownership.

4.5 Service Contracts. Seller shall pay (or be charged by a proration for) all charges due pursuant to the Service Contracts prior to the Closing Date, and Purchaser (to the extent assumed by Purchaser) shall be responsible for all such charges due from and after the Closing Date pursuant to the Service Contracts. Prepaid charges allocable to the period from and after the Closing Date in connection with any Service Contracts being assumed by the Purchaser shall be credited to Seller at Closing. Accrued and unpaid charges allocable to the period prior to the Closing Date in connection with such Service Contracts shall be credited to Purchaser at Closing.

4.6 Licenses and Permits. Prepaid charges allocated to the period from and after the Closing Date in connection with any licenses or permits for the Property which are assigned to Purchaser and/or which are identified in the Title Commitment, the Leases or the Service Contracts shall be credited to Seller at Closing. Accrued and unpaid charges allocable to the period prior to the Closing Date in connection with any such licenses or permits shall be credited to Purchaser at Closing.

4.7 Survival. The provisions of this Section 4 shall survive Closing.

4.8 Post Closing Adjustments. 4.9 If any of the items described in Section 4 above cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of good faith estimates by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than one year after the Closing Date. If either party discovers any errors in the Closing Statement which would result in an adjustment in excess of $2,500.00, both parties agree to correct and reconcile such error as soon as practicable after the Closing Date, but, in any event, no such later corrections or reconciliations shall be made more than one year after the Closing Date.

5.	CONDITIONS PRECEDENT TO CLOSING.

5.1 Purchaser’s Conditions to Closing. The obligation of Purchaser to purchase the Property from Seller, and to perform the obligations required to be performed by Purchaser at the Closing, are subject to each of the following conditions (“Purchaser’s Conditions”):

5.1.1 Closing Documents. Seller shall have tendered at Closing all Closing Documents (as defined below) to which Seller is a party.

5.1.2 Compliance with Agreement. Seller shall have performed and complied in all material respects with its covenants and obligations under this Agreement.

5.1.3 Representations and Warranties. All of Seller’s representations and warranties under Section 8.2 are true and correct in all material respects as of Closing, subject to Section 8.5.

5.1.4 Status of Title. The Title Company shall be ready to issue an owner’s policy of title insurance in the form customarily delivered in the state where the Property is located, insuring Purchaser’s fee interest in the Land, dated the day of Closing, with liability in the amount of the Purchase Price, subject only to the Permitted Exceptions, together with such endorsements as the Purchaser may reasonably require.

5.2 Failure of Purchaser’s Conditions. If any of the Purchaser Conditions have not occurred or been satisfied within the time periods and in accordance with the terms set forth herein, Purchaser shall have the right (i) to terminate this Agreement upon twenty (20) days written notice to Seller given on or prior to the Closing Date and where there is no reasonable cure of any such Purchaser Condition within such time, in which event the Earnest Money shall be returned to Purchaser, and all obligations of the parties hereto shall thereupon cease and this Agreement shall thereafter be of no further force and effect (except for any indemnity or other obligations or provisions set forth in this Agreement that expressly survive termination) or (ii) waive the failed condition and consummate Closing. Seller shall not, in any event, be liable to Purchaser for any damages arising from a failure of any such conditions except as specifically provided in Section 12.2.

5.3 Closing Conditions for Seller. Seller’s obligations to close on the Closing Date are conditional and contingent on the following, unless waived in writing by Seller (the “Seller’s Conditions”):

5.3.1 Purchase Price. Purchaser shall have tendered the Purchase Price into escrow with Escrow Agent at Closing.

5.3.2 Closing Documents. Purchaser shall have tendered at Closing all Closing Documents to which Purchaser is a party.

5.3.3 Compliance with Agreement. At Closing, Purchaser shall have performed and complied in all material respects with its covenants and obligations under this Agreement.

5.3.4 Representations and Warranties. All of Purchaser’s representations and warranties under Section 9 are true and correct in all material respects as of Closing.

5.3.5 Defeasance Transaction. The defeasance transaction (“Defeasance Transaction”) shall have closed whereby the current mortgage lien against the Property shall be released at Seller’s cost and expense.

5.4 Failure of Seller’s Conditions. If any of the Seller’s Conditions have not occurred or been satisfied within the time periods and in accordance with the terms set forth herein, Seller shall have the right to terminate this Agreement by upon twenty (20) days written notice to Purchaser and where there is no cure of any such Seller Condition, in which event the Earnest Money shall be paid to Seller, all obligations of the parties hereto shall thereupon cease and this Agreement shall thereafter be of no further force and effect, except for indemnity or other obligations or provisions set forth in this Agreement that expressly survive termination.

6.	CLOSING DOCUMENTS.

On the Closing Date, (or such earlier date as expressly hereinbelow provided), Seller shall deliver, or cause to be delivered, to Escrow Agent the following fully executed documents and/or items, acknowledged where appropriate, and in form and substance reasonably satisfactory to Purchaser (collectively referred to herein as the “Closing Documents”):

6.1 Deed. A Special Warranty Deed (the “Deed”) in the form referenced in Exhibit B conveying the Land, the Improvements, and the Appurtenances to Purchaser, subject only to the Permitted Exceptions.

6.2 Bill of Sale. A duly executed Bill of Sale in the form attached hereto as Exhibit C conveying title to the Personalty to Purchaser, together with any original certificates of title thereto.

6.3 Assignment and Assumption of Leases. An Assignment and Assumption of Leases in the form attached hereto as Exhibit D assigning to Purchaser all of Seller’s interest as landlord in all Leases, security deposits and guarantees, together with an assumption thereof by Purchaser of all obligations accruing from and after the Closing Date. All original Leases in Seller’s possession or control will be delivered at Closing; provided that Seller will deliver copies of Leases in those cases where Seller does not have possession or control of an original copy.

6.4 Tenant Notices. Notices to Tenants under Leases in the form attached hereto as Exhibit E informing such Tenants of the sale of the Property to Purchaser.

6.5 Assignment and Assumption of Service Contracts and Intangible Property. An Assignment of Service Contracts and Intangible Property in the form attached hereto as Exhibit F assigning to Purchaser the Intangible Property and all of Seller’s interest in the Service Contracts being assumed by Purchaser pursuant to this Agreement, together with an assumption thereof by Purchaser of all obligations accruing thereunder from and after the Closing Date. The originals of all such Service Contracts in Seller’s possession or control will be delivered to Purchaser at Closing; provided that Seller will deliver copies of such Service Contracts in those cases where Seller does not have possession or control of an original copy.

6.6 Service Contract Notices. At Closing, notices to the counterparties under the Service Contracts informing such counterparties of the sale of the Property to Purchaser will be delivered to such counterparties.

6.7 Settlement Statement. A settlement statement prepared by Escrow Agent and reasonably acceptable to Purchaser and Seller showing the Purchase Price, all applicable adjustments and credits, all cash receipts and all disbursements to be made by Escrow Agent on the Closing Date.

6.8 Non-Foreign Status Affidavit. An Affidavit of Non-Foreign Status executed by Seller in the form of that attached hereto as Exhibit G.

6.9 Evidence of Seller’s Authority. Evidence satisfactory to the Title Company and Purchaser that the person or persons executing the Closing documents on behalf of Seller has full right, power and authority to do so.

6.10 Certificate. A certificate (the “Certificate”) in the form attached hereto as Exhibit H updating the representations and warranties of Seller through Closing, which Certificate Seller covenants to deliver unless new matters or knowledge of a defect arises, in which case Seller shall deliver a Certificate stating such matter.

6.11 Rent Roll. A rent roll, prepared as of the day of the Closing, certified by Seller to be true and correct in all material respects through the day of Closing.

6.12 Keys. Any keys in possession of Seller to all locks located on the Property.

6.13 Other Documents. Other certificates and documents that are reasonably acceptable to the signing party and are customarily required to effect the closing of the sale of the Property and related transactions contemplated by this Agreement, including a Vendor’s Affidavit sufficient to allow deletion of standard exceptions from the Title Policy and a Form of Sale Disclosure reporting sales proceeds in form reasonably approved by Seller.

Purchaser shall execute, acknowledge, and deliver the assignment documents tendered by Seller, as assignor, with respect to the Leases, Service Contract(s), Intangible Property, and other applicable documents requiring execution by Purchaser as set forth in Section 6 above.

7.	CLOSING.

7.1 Closing. This transaction shall close (the “Closing”) on or before June 26, 2008 (the “Closing Date”). Purchaser acknowledges that the Defeasance Transaction is a three (3) business day process with the first day being the business day immediately before the Closing Date, the second day being the actual Closing Date when all Closing Documents and required Purchaser funds must be delivered to Escrow Agent, and the third day (unless Seller decides to cause disbursement of funds on the actual Closing Date) being the actual date when Escrow Agent disburses the funds pursuant to the settlement statement. If the parties fail to close for any reason other than a material default by Seller, then notwithstanding any other provision of this Agreement, Purchaser shall promptly reimburse Seller for any non-refundable deposit paid by Seller in connection with the Defeasance Transaction in an amount not to exceed $20,000.00.

7.2 Time and Place. The Closing shall take place through escrow on the Closing Date at 2:00 p.m. EDT in the offices of the Title Company, or in such other location as is reasonably acceptable to the parties. Neither party shall be required to attend the Closing in person. Upon the completion of the Closing, the parties shall instruct the Escrow Agent to record the Deed in the appropriate land records to effect the transfer and conveyance of the Property to Purchaser. On the Closing Date: (a) the parties shall cause the Escrow Agent to disburse funds to Seller pursuant to this Agreement and (b) the parties shall direct the Escrow Agent to file, record and/or deliver all documents executed in accordance with this Agreement to the parties in accordance with written instructions received by the parties.

7.3 Payment of Purchase Price. The Purchase Price shall be paid as follows:

7.3.1 Earnest Money. At Closing, the Earnest Money shall be credited against the Purchase Price and disbursed by Escrow Agent in accordance with the settlement statement.

7.3.2 Cash at Closing. Subject to pro-rations and payment of expenses hereunder, Purchaser shall deliver to Escrow Agent on the Closing Date immediately available funds in the amount of the Purchase Price, less the amount of the Earnest Money (and any interest thereon) paid to Seller at Closing. The net amount of the Purchase Price, including the Earnest Money, due to Seller as shown on the settlement statement approved by Seller and Purchaser in accordance with Section 6.7 shall be paid to Seller on the Closing Date.

7.4 Possession. Possession of the Property shall be delivered to Purchaser on the Closing Date, subject only to the rights of Tenants, as tenants only, under the Leases and rights of other parties contained in the Permitted Exceptions. Seller will not deliver to Purchaser any Excluded Software and Licenses. Purchaser shall be responsible for obtaining its own software programs and licenses to replace the Excluded Software and Licenses.

7.5 Closing Costs. Purchaser and Seller shall each pay at Closing one-half of any escrow and closing fees of Escrow Agent. Purchaser shall pay (a) the costs to obtain the Updated Title Commitment and the Updated Survey, (b) the premiums for any owners or lenders title insurance policy and any endorsements Purchaser desires to obtain to the owners or lenders title insurance policy, (c) the costs of all appraisals, engineering and environmental reports and feasibility and market studies which it may obtain, and (d) grantee’s mortgage taxes and all recording fees to record the Deed. Seller and Purchaser shall each be responsible for paying their respective legal fees and costs. Seller shall pay the transfer or grantor’s tax to record the Deed and all fees and costs related to the Defeasance Transaction.

7.6 Brokerage Commissions. Each party shall pay any brokerage commissions due as provided in Section 13 below.

8.	COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER.

8.1 Seller’s Covenants. Seller hereby covenants and agrees as follows:

8.1.1 Insurance. At all times from the Execution Date hereof to the date preceding the Closing Date, Seller shall cause to be maintained in force, fire and extended coverage insurance and commercial general liability insurance upon the Property in amounts not less than the amounts of the insurance coverage on the Property on the date hereof.

8.1.2 Operation and Management. At all times from the Execution Date to the date preceding the Closing Date, Seller shall operate and manage the Property in substantially the same manner as it is now operated. Prior to and as of the Closing, Seller shall cause all units vacated at least five (5) days prior to Closing to be made rent-ready and available for occupancy based on standards and methods used by Seller prior to execution of this Agreement and shall cause all appliances in all those units vacated at least five (5) days prior to Closing to be clean and in working order (the “Appliance Standards”). Purchaser shall receive a credit of Five Hundred and No/100 Dollars ($500.00) for each unit that became vacant on a date that is five (5) or more days prior to Closing and that is not rent-ready (as reasonably determined by Purchaser based on standards customary in the industry) and available for occupancy as of the day of Closing, provided that such $500.00 shall not include any costs to cause the appliances to meet the Appliance Standards.

8.1.3 Personalty. Seller shall not transfer nor remove any Personalty that is material to the operation or value of the Property from the Property subsequent to the Execution Date unless Seller replaces the same prior to the Closing Date with Personalty of equivalent or better utility and quality to the items removed.

8.1.4 Title. From and after the Execution Date, Seller shall not further encumber the Property in any consensual manner without the written consent of Purchaser.

8.2 Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser the following as of the Execution Date:

8.2.1 Entity and Authorization Matters. Seller is a limited liability company duly organized and validly existing under the laws of the State of its organization as stated in this Agreement. Seller has full power and authority to execute and deliver this Agreement and perform all of its obligations under this Agreement. All consents, authorizations and approvals which may be required in order for Seller to enter into this Agreement or consummate the transactions contemplated hereby have been obtained. The person executing this Agreement on behalf of Seller has been duly authorized and empowered to bind such entity to this Agreement. This Agreement and each other document required to be delivered by Seller hereunder, when executed and delivered by such entity, shall constitute the valid and binding agreement of such entity and be enforceable against such entity in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or regulations presently or hereafter in effect which affect the enforcement of creditors’ rights generally.

8.2.2 No Conflict with or Breach of Other Agreements. Neither the execution and delivery of this Agreement, nor the incurrence of the obligations herein set forth, nor the consummation of the transactions provided for herein, nor compliance with the terms of this Agreement, conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness, or any indenture, mortgage, deed of trust, loan agreement, lease, or other material agreement or instrument to which Seller is a party or by which the Property may be bound, provided that this representation shall not apply to any agreement, rights or governmental permits or authorizations which are not assignable by Seller (whether by their terms, at law or otherwise) without consent of a third party or as to which the failure to obtain same would not have a material adverse effect on the operation or value of the Property.

8.2.3 No Bankruptcy, Insolvency or Reorganization Proceedings. Seller has not filed any assignments for the benefit of creditors, insolvency, bankruptcy or reorganization proceedings and no such proceedings have been filed against Seller.

8.2.4 Litigation; Condemnation. No investigation, action or proceeding is pending or, to Seller’s Knowledge, threatened, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (b) relates to the Property or will involve condemnation or eminent domain proceedings against any part of the Property.

8.2.5 Leases. Schedule 8.2.5 is a true, correct and complete list, as of the Execution Date, of all of the Leases. The copies of Leases delivered to Purchaser are true, correct and complete copies and, to Seller’s Knowledge, are in full force and effect, without material default by any party and without any right of setoff, except as expressly provided by the terms of such Leases or as disclosed to Purchaser in the Rent Roll, any aged delinquency report, or otherwise in writing at the time of delivery. The copies of the Leases and other agreements with the tenants under the Leases (the “Tenants”) delivered to Purchaser pursuant to this Agreement constitute the entire agreements with such Tenants relating to the Property, have not been amended, modified or supplemented, except for such amendments, modifications or supplements delivered to Purchaser, and there are no other leases or tenancy agreements affecting the Land.

8.2.6 Service Contracts. Schedule 8.2.6 is a true, correct and complete list of all Service Contracts in effect as of the Execution Date. To Seller’s Knowledge, the Service Contracts are in full force and effect, without material default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such Service Contracts or as disclosed to Purchaser in writing at the time of delivery. The Service Contracts constitute the entire agreements with such vendors relating the the Property, have not been amended, modified or supplemented, except for such amendments, modifications or supplements delivered to Purchaser, and there are no other written agreements with any third parties (excluding, however, the Leases and Permitted Encumbrances) affecting the Property that will survive Closing or be binding on Purchaser.

8.2.7 Compliance With Law. To Seller’s Knowledge, (a) the Property does not violate in any material respect any federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, and (b) Seller has not received written notice of any threatened request, application, proceeding, plan or study which would materially adversely affect the present use or zoning of the Property.

8.2.8 Accuracy of Written Statements. All written information provided or to be provided to Purchaser by or on behalf of Seller in writing in compliance with the provisions of this Agreement or otherwise in connection with the transaction contemplated hereunder is and will be, to Seller’s Knowledge, accurate and complete and does not and will not contain any untrue statement of a material fact.

8.3 To Seller’s Knowledge. As used herein, the phrase “to Seller’s Knowledge” and words of similar import shall mean the actual, current knowledge of Robert Friedman and Lane Shea, without any independent investigation and does not include any imputed or constructive knowledge that may be attributed to such individual(s).

8.4 Survival. The representations and warranties of Seller contained in this Agreement shall survive the Closing Date and the recordation of the Deed for a period of six (6) months, at which time they will be deemed to be merged into and superseded by the Closing Documents, except to the extent written notice of specific claims have been delivered by Purchaser to Seller prior to the expiration of such six (6) month period.

8.5 Limitations. Purchaser’s remedies for a breach of representations or warranties of which Purchaser has knowledge prior to Closing are set forth in Section 5.2. Notwithstanding anything in this Agreement to the contrary, Seller’s liability for breaches of the foregoing covenants, representations and warranties discovered by Purchaser after Closing is subject to the following limitations:

8.5.1 Filing of Claim. Any claim by Purchaser against Seller for a breach of a covenant, representation or warranty must be brought within six (6) months following the Closing Date.

8.5.2 No Claim for Breach of Representation or Covenant as to which Purchaser has Actual Knowledge. If Purchaser proceeds with Closing despite having the right to terminate this Agreement on account of any breach of a representation, warranty or covenant by Seller as to which Purchaser has actual knowledge of prior to Closing, Purchaser shall have no claim for any such breach of a representation, or warranty or covenant, and, by proceeding with Closing as aforesaid, Purchaser shall be deemed to have waived any and all claims based on or resulting from such representations, and warranties or covenants not being true and correct.

8.5.3 Threshold Amount. Purchaser shall have no recourse against Seller until the aggregate claims for breach of any of Seller’s covenants, representations or warranties under this Agreement exceed Twenty-Five Thousand Dollars ($25,000.00) (the “Threshold Amount”). Once the Threshold Amount has been reached as to any one or more matters in the aggregate, Purchaser shall be entitled to recourse against the Seller for the dollar value of all aggregate claims in excess of the Threshold Amount.

8.5.4 Aggregate Liability. Seller’s aggregate liability to Purchaser after Closing under this Agreement shall in no event exceed $300,000.00.

8.5.5 No Liability for Consequential or Punitive Damages. Seller shall never be liable to the Purchaser under this Agreement for special, incidental or consequential damages or for punitive or exemplary damages.

9.	PURCHASER’S REPRESENTATIONS AND WARRANTIES.

Purchaser hereby represents and warrants to Seller the following as of the Execution Date:

9.1 Entity and Authorization Matters. Purchaser is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Purchaser or a permitted assignee of Purchaser’s rights hereunder will at Closing be duly authorized to transact business in and in good standing in the State of Georgia (to the extent such qualification is required of Purchaser or its assignee). Purchaser has full power and authority to execute and deliver this Agreement and perform all of its obligations under this Agreement. All consents, authorizations and approvals which may be required in order for Purchaser to enter into this Agreement or consummate the transactions contemplated hereby, including without limitation any necessary partner or board of directors approvals, have been obtained. The person executing this Agreement on behalf of Purchaser has been duly authorized and empowered to bind Purchaser to this Agreement. This Agreement, and each other document required to be delivered by Purchaser hereunder, when executed and delivered by Purchaser, shall constitute the valid and binding agreement of Purchaser and be enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or regulations presently or hereafter in effect which affect the enforcement of creditors’ rights generally.

9.2 No Conflict with or Breach of Other Agreements. Neither the execution and delivery of this Agreement, nor the incurrence of the obligations herein set forth, nor the consummation of the transactions provided for herein, nor compliance with the terms of this Agreement, conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness, or any indenture, mortgage, deed of trust, loan agreement, lease, or other material agreement or instrument to which Purchaser is a party.

9.3 Survival. The representations and warranties of Purchaser shall survive the Closing Date and the recordation of the Deed for a period of six (6) months.

10.	CONDITION OF THE PROPERTY.

10.1 As Is Conveyance.

EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY SELLER OR ANY AGENT OR EMPLOYEE THEREOF REGARDING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ITS PHYSICAL CONDITION, ITS SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS COMPLIANCE WITH LAWS, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, OR THE ABSENCE OF HAZARDOUS SUBSTANCES THEREUPON, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND IN ANY CLOSING DOCUMENTS. OTHERWISE, PURCHASER SHALL ACCEPT THE PROPERTY IN ITS “AS IS”, “WHERE IS”, “WITH ALL FAULTS” CONDITION, AND SELLER HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXPRESS OR IMPLIED.

PURCHASER ACKNOWLEDGES THAT IT IS A SOPHISTICATED REAL ESTATE INVESTOR WHO SHALL HAVE HAD, AS OF THE CLOSING DATE, OPEN ACCESS TO, AND SUFFICIENT TIME TO REVIEW, ALL INFORMATION, DOCUMENTS, AGREEMENTS, STUDIES AND TESTS RELATING TO THE PROPERTY THAT PURCHASER ELECTS TO CONDUCT, AND CONDUCT A COMPLETE AND THOROUGH INSPECTION, ANALYSIS AND EVALUATION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL ISSUES, IF ANY, AND SHALL CONDUCT SUCH TESTS, PRIOR TO THE CLOSING DATE, AND RECEIVE AND REVIEW SUCH INFORMATION AS PURCHASER SHALL REQUIRE IN THE COURSE OF ITS INVESTIGATION.

PURCHASER SHALL UNDERTAKE SUCH INVESTIGATION AS SHALL BE REQUIRED TO MAKE PURCHASER FULLY AWARE OF THE CONDITION OF THE PROPERTY AS WELL AS ALL FACTS, CIRCUMSTANCES AND INFORMATION WHICH MAY AFFECT THE USE AND OPERATION OF THE PROPERTY, AND PURCHASER COVENANTS AND WARRANTS TO SELLER THAT PURCHASER SHALL RELY, EXCEPT TO THE EXTENT OF SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED HEREUNDER, OR IN ANY CLOSING DOCUMENTS, SOLELY ON PURCHASER’S OWN DUE DILIGENCE INVESTIGATION IN DETERMINING TO PURCHASE THE PROPERTY.

For the purposes of this Agreement, the term “Environmental Laws” means any and all federal, state and local, statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities, as may presently exist, or as may be amended or supplemented, or hereafter enacted, relating to the presence, release, generation, use, handling, treatment, storage, transportation or disposal of Hazardous Materials, or the protection of the environment or human, plant or animal health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 , as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. § 9601), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material(s) (as defined below). As used herein, the term “Hazardous Material(s)” includes, without limitation, any hazardous or toxic material, substance, irritant, chemical, or waste, including without limitation (a) any material defined, classified, designated, listed or otherwise considered under any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substance,” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment, (b) any material, substance or waste which is toxic, ignitable, corrosive, reactive, explosive, flammable, infectious, radioactive, carcinogenic or mutagenic, and which is or becomes regulated by any local governmental authority, any agency of the State of Indiana or any agency of the United States Government, (c) asbestos, (d) oil, petroleum, petroleum based products and petroleum additives and derived substances, (e) urea formaldehyde foam insulation, (f) polychlorinated biphenyls (PCBs), (g) freon and other chlorofluorocarbons, (h) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, and (i) lead-based paint.

11.	CASUALTY AND CONDEMNATION.

11.1 Risk of Loss. Seller shall bear all risk of loss or damage to the Property from all causes until the Closing; provided, however, that Seller shall have no obligation to repair such loss or damage.

11.2 Option to Terminate. If prior to the Closing: (a) any material portion of the Property is destroyed by fire, the elements or by any other casualty, or (b) any material portion of the Property is taken by eminent domain, or made the subject of condemnation proceedings (“Taking”), Seller shall give Purchaser prompt written notice thereof and Purchaser may elect, by written notice to Seller within five (5) business days after Purchaser shall have received written notice of such event from Seller (and the Closing Date shall be extended until the two (2) business days after the expiration of such termination election period, if applicable), to terminate this Agreement without further liability, except for indemnity or other obligations or provisions set forth in this Agreement that expressly survive termination. If prior to the Closing a portion of the Property is destroyed by fire, the elements or by any other casualty (which is not a material portion) or a Taking occurs (which does not affect a material portion), subject to Purchaser’s right to terminate this Agreement in accordance with Section 2.5, at Closing Purchaser shall receive a credit of the proceeds previously received by Seller and/or an assignment of proceeds to be received after Closing in accordance with Section 11.3 below, and the Purchase Price shall be reduced by the sum of any deductible under any applicable insurance policy. For the purposes of this Section 11, a “material portion” of the Property shall mean (i) any portion of the Property valued at more than $500,000.00, or (ii) with respect to a Taking only, any portion which affects access to or parking upon the Property solely to the extent such remaining parking is not in compliance with applicable ordinances. If Purchaser elects to terminate this Agreement as aforesaid, then the Escrow Agent will pay the Earnest Money to Purchaser, and thereafter neither Seller nor Purchaser shall have any further rights or obligations hereunder, except for indemnity or other obligations or provisions set forth in this Agreement that expressly survive termination.

11.3 Failure to Terminate. If any portion of the Property is destroyed by casualty, taken by eminent domain or made the subject of condemnation proceedings, and this Agreement is not terminated pursuant to Section 11.2 hereof, then at the Closing the following shall occur:

11.3.1 Credit of Award or Proceeds. Seller shall credit on account of the Purchase Price the amount, as applicable, of all condemnation awards actually received by Seller or any sums of money collected by Seller (whether retained by Seller or paid directly to a holder of any lien on the Property) under its policies of insurance or renewals thereof insuring against the loss in question to the extent same have not been expended for the purpose of restoration or repair of the Property.

11.3.2 Assignment of Future Awards. In the case of a condemnation, Seller shall also assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to (a) such claims and further sums payable thereunder, and (b) any awards that may be made with respect to any pending or future condemnation proceeding, and, after the Closing, Seller shall reasonably cooperate with Purchaser (at no cost or expense to Seller) to cause all such awards to be paid to Purchaser. If such awards are paid to Seller, Seller shall immediately endorse and transfer its rights in the awards to Purchaser. This Section 11.3.2 shall survive the Closing.

11.3.3 Assignment of Casualty Insurance Proceeds. In the case of a casualty, Seller shall also assign, transfer and set over to Purchaser all of Seller’s right, title, and interest in and to the proceeds of any casualty insurance policies payable to Seller, and after the Closing, Seller shall reasonably cooperate with Purchaser (at no cost or expense to Seller) to cause all such proceeds to be paid to Purchaser. If such proceeds are paid to Seller, Seller shall immediately endorse and transfer its rights in such proceeds to Purchaser. Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 11.3.3 shall survive the Closing.

11.3.4 Credit Deductible. In the case of a casualty, Seller shall credit against the Purchase Price the amount of any deductible, but not to exceed the amount required to repair or replace the portion of the Property destroyed.

11.4 Control of Condemnation Proceedings Before End of Contingency Period. In the event of condemnation proceedings, Seller shall have total control and authority over such proceedings and the prosecution of any claim therein unless the Contingency Period has expired (or Purchaser affirmatively waives the Contingency Period in writing). Seller shall keep Purchaser currently apprised of all actions taken or agreed to by Seller in such proceeding prior to Purchaser’s election to waive the Contingency Period (if not already expired) and/or its termination option hereunder, such that any decision by Purchaser shall be made based on the then-current status of the proceeding. If the Contingency Period has expired, Seller agrees that it will not agree to an award or convey the Property to the condemning authority in lieu of condemnation during Purchaser’s termination election period set forth in Section 11.2, or thereafter if Purchaser does not elect to terminate in accordance with Section 11.2, without Purchaser’s consent, which shall not be unreasonably withheld.

12.	DEFAULT AND REMEDIES.

12.1 Purchaser’s Default. If Purchaser is in material default (which default includes Purchaser failing to close as required by and in accordance with the terms of this Agreement) of this Agreement prior to or at the Closing, and such default or breach continues for five (5) business days after Purchaser’s receipt of written notice of such default or breach from Seller, Seller may, as its sole and exclusive remedy, elect to terminate this Agreement, and the Earnest Money shall be forfeited by Purchaser and retained on behalf of Seller, and both parties shall thereafter be released from all further obligations under this Agreement except as otherwise provided herein. Purchaser and Seller acknowledge that Seller’s damages would be difficult or impossible to determine in the event of Purchaser’s failure to perform its obligations under this Agreement and that the Earnest Money is a reasonable estimate of such damages. The Earnest Money shall, therefore, be liquidated damages to Seller.

12.2 Seller’s Default. If Seller is in material default (which default includes Seller failing to close as required by and in accordance with the terms of this Agreement) of this Agreement prior to or at the Closing Purchaser may elect either:

(i) to be paid the Earnest Money and all interest earned thereon, and reimbursement for all out-of-pocket due diligence expenses and non-refundable fees (including fees paid to its lender) not to exceed $30,000.00 in the aggregate, and thereafter terminate this Agreement, in which event neither Purchaser nor Seller shall have any further liability hereunder; or

(ii) to maintain this Agreement in full force and effect and bring suit for specific performance or injunctive relief within sixty (60) days after the scheduled Closing Date.

Purchaser expressly waives all other remedies, including suit for damages, provided that nothing herein precludes a claim against Seller after Closing for a breach of any representations and warranties, subject to the limitations of Section 8.5 hereof. If Purchaser does not bring suit within sixty (60) days of the scheduled Closing Date, Purchaser shall be deemed to have elected option (i) above.

13.	BROKERAGE COMMISSIONS.

Seller represents and warrants to Purchaser that Seller has not incurred, and shall not have incurred as of the Closing Date, any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated in this Agreement other than Cushman & Wakefield of Georgia, Inc. (to whom Seller shall pay a commission at Closing pursuant to a separate agreement between Seller and such Broker). Purchaser hereby represents and warrants to Seller that Purchaser has not incurred, and shall not have incurred as of the Closing Date, any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated in this Agreement. Seller and Purchaser hereby agree to defend, indemnify and hold harmless the other from and against any and all claims of any person claiming a brokerage fee or commission through the indemnifying party. The provisions of this Section 13 shall survive Closing or termination of this Agreement.

14.	MISCELLANEOUS.

14.1 Entire Agreement. This Agreement supersedes all prior discussions, agreements and understandings between Seller and Purchaser and constitutes the entire agreement between Seller and Purchaser with respect to the transaction herein contemplated. This Agreement may be amended or modified only by a written instrument executed by Seller and Purchaser.

14.2 Waiver. Each party hereto may waive any breach by the other party of any of the provisions contained in this Agreement or any default by such other party in the observance or performance of any covenant or condition required to be observed or performed by it contained herein; PROVIDED, ALWAYS, that such waiver or waivers shall be in writing, shall not be construed as a continuing waiver, and shall not extend to or be taken in any manner whatsoever to affect any subsequent breach, act or omission or default or affect each party’s rights resulting therefrom. No waiver will be implied from any delay or failure by either party to take action on account of any default by the other party. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

14.3 Notices. All notices and demands given or required to be given by any party hereto to any other party (“Notices”) shall be in writing and shall be delivered in person or sent by facsimile with electronic confirmation of receipt thereof and with concurrent notice given by another method permitted hereunder, or by a reputable overnight carrier that provides a receipt, such as Federal Express or UPS, or by registered or certified U.S. mail, postage prepaid, addressed as follows (or sent to such other address as any party shall specify to the other party pursuant to the provisions of this Section):

To Seller:	Harbor Group International
999 Waterside Drive, Suite 2300
Norfolk, Virginia 23510
Attn: T. Richard Litton, Jr.
and Lane Shea
Facsimile: (757) 650-0817
With a copy to:	Williams Mullen
Dominion Tower, Suite 1700
999 Waterside Drive
Norfolk, Virginia 23510
Attn: Lawrence H. Bryant
Facsimile: (757) 629-0660
To Purchaser:	Grubb & Ellis Realty Investors, LLC
1606 Santa Rosa Road, Suite 109
Richmond, Virginia 23229
Attn: Gus Remppies
Facsimile: (804) 285-1376
With a copy to:	McGuireWoods LLP
101 West Main Street, Suite 9000
Norfolk, Virginia 23510
Attn: Karen L. Duncan
Facsimile: (757) 640-3958

All Notices delivered in the manner provided herein shall be deemed given upon actual receipt (or attempted delivery if delivery is refused). Facsimile transmissions shall be deemed given upon electronic confirmation of such transmission generated by the sender’s machine.

14.4 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Except as provided in Section 14.15 or as otherwise set forth in this Section 14.4, this Agreement may not be assigned by Purchaser without the prior written consent of Seller; provided that without the consent of Seller, but only after prior written notice to Seller, Purchaser may, at or immediately prior to Closing, assign its interest in this Agreement to an entity that is controlled by Purchaser or its principals, under common control with Purchaser, controls Purchaser, or is a publicly registered company (“Registered Company”) promoted by the Purchaser. The Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following:

a.	Access to bank statements for the Audited Year;

b.	Rent Roll as of the end of the Audited Year;

c.	Operating Statements for the Audited Year;

d.	Access to the general ledger report for the Audited Year;

e.	Cash receipts schedule for each month in the Audited Year;

f.	Access to invoice for expenses and capital improvements in the Audited Year;

g.	Copies of all insurance documentation for the Audited Year; and

h.	Copies of accounts receivable aging report as of the end of the Audited Year.

The delivery obligations of this Section 14.4 shall survive the Closing Date and the recordation of the Deed for a period of six (6) months, at which time they will be deemed to be merged into and superseded by the Closing Documents, except to the extent written requests for such information have been delivered by Purchaser to Seller prior to the expiration of such six (6) month period.

14.5 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and the venue of any legal action filed in connection herewith shall be in Atlanta, Georgia. To the fullest extent permitted by applicable law, the parties hereby absolutely and irrevocably waive any right to trial by jury in any action or proceeding between them.

14.6 No Third Parties Benefited. Except as expressly stated in this Agreement, the parties hereto do not intend to confer any benefit on any person, firm, or corporation other than the parties to this Agreement, and their respective successors and assigns.

14.7 Legal Fees. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable legal fees.

14.8 Construction. The section titles or captions in this Agreement are for convenience only and shall not be deemed to be part of this Agreement. All pronouns and any variations of pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require. Whenever the terms referred to herein are singular, the same shall be deemed to mean the plural, as the context indicates, and vice versa. This Agreement shall not be construed as if it had been prepared only by Purchaser or Seller but rather as if both Purchaser and Seller had prepared the same. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

14.9 Time of Essence. Time is of the essence of this Agreement and each and every term and provision hereof. Notwithstanding the foregoing, in the event the date on which performance or payment of any obligation of a party required hereunder is other than a business day, the time for payment or performance shall automatically be extended to the first business day following such date.

14.10 Confidentiality. Purchaser covenants and agrees that: (a) all information provided to it by Seller in connection with the Property or resulting from Purchaser’s inspections of the Property and review of relevant materials which is not already public information or which subsequently becomes public information through no fault or action of Purchaser will be held in confidence by it, its agents and employees, and (b) Purchaser will return all such information to Seller in the event the transaction contemplated by this Agreement is not consummated. Notwithstanding the foregoing, Purchaser may (i) share its information on a need-to-know basis with its consultants, accountants, attorneys and potential equity and financing sources so long as such information is delivered to such parties on the condition of confidentiality consistent with the requirements of this paragraph, and (ii) make disclosure in response to any legal process. Seller and Purchaser further covenant and agree that, neither of them will issue any press releases regarding the Property or the transaction contemplated herein without the prior consultation and express written approval of other, which approval shall not be unreasonably withheld, conditioned or delayed.

14.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

14.12 Exhibits. All of the Exhibits and Schedules referenced in this Agreement are attached hereto and incorporated as part of this Agreement and shall have the same meaning as if they were incorporated fully within the text of this Agreement.

14.13 Limitation of Liability. No obligation or liability of Seller or Purchaser hereunder shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of its shareholders, partners, members, trustees, officers, employees, or agent, regardless whether such obligation or liability is in the nature of contract, tort, or otherwise, and any and all such obligations and liabilities shall be satisfied, if at all, out of such party’s assets only.

14.14 Execution Date. The “Execution Date” shall mean the date upon which the last of Seller and Purchaser has executed this Agreement.

14.15 Tax-Deferred Exchange. Purchaser and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that (a) the cooperating party shall not be required to acquire or take title to any exchange property, (b) the cooperating party shall not be required to incur any expense or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs including attorneys’ fees incurred with respect to the exchange, (c) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor, (d) the effectuating party shall give the cooperating party at least two (2) business days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow, (e) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the “Exchange Documents”) required by the exchange, at its sole cost and expense, (f) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction, and (g) the election to effect such an exchange shall not delay the Closing of the transaction as defined herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

SELLER:

ATLANTA CREEKSIDE GARDENS
ASSOCIATES, LLC,
a Delaware limited liability company

By: Creekside Managing Co., LLC,

a Delaware limited liability
company, its manager

By: /s/ T. Richard Litton, Jr. (SEAL)
Name: T. Richard Litton, Jr.,
Title: Vice President

Date: June 12, 2008

PURCHASER:

GRUBB & ELLIS REALTY INVESTORS,
LLC,

a Virginia limited liability company

By: /s/ Jeffrey T. Hanson (SEAL)
Name: Jeffrey T. Hanson
Title: Chief Investment Officer

Date: June 12, 2008

Receipt of this fully executed Agreement is acknowledged by the Escrow Company this the 16 day of June, 2008.

LANDAMERICA AMERICAN TITLE COMPANY

By: /s/ Debby S. Moore
Name: Debby S. Moore
Title: Escrow Officer